Exhibit 99.1

Ur-Energy Announces Additional Multi-Year Uranium Sales Agreement

Littleton, Colorado (ACCESSWIRE – December 14, 2022) Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (the “Company” or “Ur-Energy”) is pleased to announce that it has signed a second multi-year uranium sales agreement with a leading nuclear fuel company.

The new sales agreement calls for the annual delivery of 300,000 pounds of uranium concentrates (“U3O8”) over a five-year period beginning in 2024. Sales prices are anticipated to be profitable on a Company-wide, all-in cost basis and are escalated annually from the initial pricing in 2024. The agreement also provides that a 2029 commitment of 300,000 pounds may be agreed to by the parties no later than year-end 2026. The Company’s total sales quantity now under contract is 500,000 pounds U3O8 per year beginning in 2024, plus or minus a small flex.

The Company previously announced its initial multi-year agreement for sales of 200,000 pounds U3O8 annually beginning in 2023. Pursuant to the Company’s request, that previously announced sales agreement is conditioned on Ur‑Energy securing additional contractual commitments to support a development decision. (See Ur-Energy News Release August 8, 2022.)  Ur-Energy continues in its ongoing discussions with other nuclear fuel companies with the objective of layering in sufficient additional term offtake contracts to incentivize a ramp-up of production at Lost Creek.

John Cash, the Company’s CEO, stated, “We greatly appreciate the faith being placed in Ur-Energy to supply uranium to some of the largest players in the global nuclear industry. We believe the confidence shown by these purchasers is based on our record of consistent, timely deliveries into our contractual commitments. We look forward to adding to our contract book and working with these and other purchasers in the future.”

In addition to our efforts to secure sales contracts with leading companies in the nuclear fuel industry, the Company awaits response from the U.S. Department of Energy (“DOE”) related to the Uranium Reserve bid proposal submitted by the Company. Assuming no further delays by DOE, we expect to learn the outcome of the bid process before year-end.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged, and shipped approximately 2.6 million pounds U3O8 from Lost Creek since the commencement of operations. Ur-Energy has all major permits and authorizations to begin construction at Shirley Basin, the Company’s second in situ recovery uranium facility in Wyoming and is in the process of obtaining remaining amendments to Lost Creek authorizations for expansion of Lost Creek. Ur‑Energy is engaged in uranium recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur‑Energy’s common shares is on the NYSE American under the symbol “URG.” Ur‑Energy’s common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado and its registered office is located in Ottawa, Ontario.

FOR FURTHER INFORMATION, PLEASE CONTACT

John W. Cash, Chairman, CEO & President

866-981-4588, ext. 303

John.Cash@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., whether the sales prices specified in the agreements will be profitable to the Company; the ability to readily and cost-effectively ramp-up production operations to meet the delivery schedules in the agreements when a ramp-up decision is made, including whether the preparations and development efforts to date will expedite ramp-up as anticipated; whether additional sales agreements will be secured and the timing to do so; whether the new five-year agreement will be extended for a sixth year’s delivery; timing to determine future development and construction priorities; and the timing for contract awards under the new national uranium reserve and whether our bid proposal will be accepted) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as "plans," "expects," "does not expect," "is expected," "is likely," "estimates," "intends," "anticipates," "does not anticipate," or "believes," or variations of the foregoing, or statements that certain actions, events or results "may," "could," "might" or "will be taken," "occur," "be achieved" or "have the potential to." All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.